SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

ELECTRONIC ARTS INC.

(Name of Registrant As Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title	of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

2 0 0 3

NOTICE OF ANNUAL

STOCKHOLDERS MEETING

AND

PROXY STATEMENT

PLEASE COMPLETE, SIGN, DATE AND

RETURN YOUR PROXY CARD PROMPTLY

LETTER TO STOCKHOLDERS

June 30, 2003

Dear Fellow Stockholders:

You are cordially invited to join us at the 2003 Annual Meeting of Stockholders that will be held at 207 Redwood Shores Parkway in Redwood City, California on July 31, 2003 at 2:00 p.m. At this meeting the stockholders will elect eight Directors, vote on amendments to the 2000 Equity Incentive and Employee Stock Purchase Plans, and ratify the appointment of KPMG LLP as our auditors for the next fiscal year. After the meeting, we will report on our performance in the last year and answer your questions. Our products will be on display before and after the meeting.

Enclosed with this Proxy Statement are your Proxy Card and voting instructions and our 2003 Annual Report.

We know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you attend, your vote is important. You may vote your shares via the internet, or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Of course you may still vote your shares on the proxy card.

I look forward to seeing you at the meeting.

Sincerely,

Lawrence F. Probst III

Chairman and Chief Executive Officer

• 1 •

VOTING INSTRUCTIONS

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE STRONGLY ENCOURAGE YOU TO DESIGNATE THE PROXIES SHOWN ON THE ENCLOSED CARD TO VOTE YOUR SHARES.

WE ARE PLEASED TO OFFER YOU THREE OPTIONS FOR DESIGNATING THE PROXIES AND INDICATING YOUR VOTING PREFERENCES:

(1)	you may complete, sign, date and return by mail the enclosed proxy card

OR

(2)	you may follow the instructions found on the proxy card and vote by telephone

OR

(3)	you may follow the instructions found on the proxy card and vote via the internet

If you choose to vote via telephone or the internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote.

• 2 •

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

Notice of 2003 Annual Meeting of Stockholders

DATE:	July 31, 2003

TIME:	2:00 P.M.

PLACE:	ELECTRONIC ARTS HEADQUARTERS

Auditorium – North Pole/South Pole

207 Redwood Shores Parkway

Redwood City, CA 94065

MATTERS TO BE VOTED UPON:

1.	Election of eight Directors to hold office for a one-year term;

2.	Amendment to the 2000 Equity Incentive Plan to increase by 5,500,000 the number of shares of the Company’s Class A common stock reserved for issuance under the Plan;

3.	Amendment to the 2000 Employee Stock Purchase Plan to increase by 150,000 the number of shares of the Company’s Class A common stock reserved for issuance under the Plan;

4.	Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2004; and

5.	Any other matters that may properly come before the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

Stockholders of record at the close of business on June 4, 2003 are entitled to notice of the meeting and to attend and vote at the meeting. A complete list of these stockholders will be available at the Company’s headquarters prior to the meeting.

By Order of the Board of Directors,

Ruth A. Kennedy

Executive Vice President,

General Counsel and Secretary

• 3 •

PROXY STATEMENT

PROXY STATEMENT

Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set June 4, 2003 as the record date for the meeting. Stockholders who owned the Company’s Class A common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to one vote. There were 145,608,716 shares of the Company’s Class A common stock outstanding on the record date.

Stockholders who owned the Company’s Class B common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to .05214 of one vote. There were 225,130 shares of the Company’s Class B common stock outstanding on the record date, representing 11,738 votes.

Voting materials, which include the Proxy Statement, Proxy Card and 2003 Annual Report, are being mailed to stockholders on or about June 30, 2003.

In this Proxy Statement:

•	“EA”, “we” and “Company” mean Electronic Arts Inc.

•	“2000 Equity Plan” or “Equity Plan” means the Company’s 2000 Equity Incentive Plan formerly known as the 2000 Class A Equity Incentive Plan.

•	“2000 Purchase Plan” or “ESPP” means the Company’s 2000 Employee Stock Purchase Plan.

•	Holding shares in “street name” means your Company shares are held in an account at a bank, brokerage firm or other nominee.

•	All Class A common stock numbers have been adjusted to reflect a one share for one share stock dividend effected September 8, 2000, unless otherwise noted.

• 4 •

QUESTIONS AND ANSWERS

COMMONLY ASKED QUESTIONS and ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy Card?
A:	This Proxy Statement describes proposals on which you, as a stockholder, will vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy Card?
A:	The proxy card enables you to appoint Lawrence F. Probst III and Warren C. Jenson as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Probst and Mr. Jenson to vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card, or vote by telephone or on the internet before the meeting date just in case your plans change.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Probst and Mr. Jenson will vote your shares, under your proxy, according to their best judgment.

Q:	Who can vote at the Annual Meeting?
A:	Stockholders who owned EA’s Class A and Class B common stock on June 4, 2003 may attend and vote at the Annual Meeting. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to .05214 of one vote. There were 145,833,846 shares of the Company’s Class A and Class B common stock outstanding on June 4, 2003, representing a total of 145,620,454 votes.

Q:	What am I voting on?
A:	We are asking you to:

•	Elect eight Directors

•	Amend the 2000 Equity Incentive Plan to increase by 5,500,000 the number of shares of the Company’s Class A common stock reserved for issuance under the Plan

•	Amend the 2000 Employee Stock Purchase Plan to increase by 150,000 the number of shares of the Company’s Class A common stock reserved for issuance under the Plan

•	Ratify the appointment of our auditors for fiscal year 2004

Q:	How do I vote?
A:	• You may vote by mail

Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

❑	for the election of eight Directors

❑	for the amendment to the 2000 Equity Incentive Plan

❑	for the amendment to the 2000 Purchase Plan

❑	for ratification of the appointment of our auditors for fiscal year 2004

•	You may vote by telephone

You may do this by following the “Vote by Telephone” instructions on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

•	You may vote on the internet

You may do this by following the “Vote by Internet” instructions on your proxy card. If you vote by internet, you do not have to mail in your proxy card. The law of Delaware, where we are incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections determine it has been authorized by the stockholder.

•	You may vote in person at the meeting

You may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

• 5 •

QUESTIONS AND ANSWERS

Q:	What does it mean if I receive more than one proxy card?
A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I return my proxy?
A:	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked. (you may send such a statement to the Company’s Secretary at our corporate headquarters address listed on the Notice of Meeting) or

•	Signing another proxy with a later date, or

•	Voting by telephone or on the internet (your latest telephone or internet vote is counted), or

•	Voting at the meeting.

•	Your proxy will not be revoked if you attend the meeting but do not vote.

Q:	Will my shares be voted if I do not sign and return my proxy card?
A:	If your shares are registered in your name, they will not be voted unless you submit your proxy card, vote by telephone or on the internet or vote in person at the meeting. If your shares are held in street name, your bank, brokerage firm or other nominee, under certain circumstances, may vote your shares.

Brokerage firms, banks and other nominees may vote customers’ unvoted shares in “routine” matters. Generally, a broker may not vote a customer’s unvoted shares on non-routine matters without instructions from the customer and must instead submit a “broker non-vote”. A broker non-vote is counted toward the shares needed for a quorum, but is not counted in determining whether a matter has been approved.

EA believes that all of our proposals described later under “Proposals To Be Voted On” are routine matters. However, we encourage you to provide instructions to your broker or bank by submitting your proxy in order to ensure your shares will be voted at the meeting.

Q:	Who will count the votes?
A:	Employees of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

Q:	How many shares must be present to hold the meeting?
A:	To hold the meeting and conduct business, a majority of EA’s outstanding voting shares as of June 4, 2003 must be present at the meeting. On this date a total of 145,833,846 shares of Class A and Class B common stock were outstanding and entitled to vote a total of 145,620,454 votes. Shares representing a majority, or 72,810,228 of these votes must be present. This is called a quorum.

Votes are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card or voted via telephone or the internet.

Q:	How many votes must the nominees have to be elected as Directors?
A:	The eight nominees receiving the highest number of “for” votes will be elected as Directors. This number is called a plurality.

Q:	What happens if one or more of the nominees is unable to stand for re-election?
A:	The Board may reduce the number of Directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Lawrence F. Probst III and Warren C. Jenson can vote your shares for a substitute nominee. They cannot vote for more than eight nominees.

• 6 •

QUESTIONS AND ANSWERS

Q:	How many votes must the amendments to the 2000 Equity Plan and 2000 Purchase Plan have to pass?
A:	To pass, the amendments must receive a “for” vote of a majority of the votes present at the meeting in person or by proxy and voting for this proposal.

Q:	How are votes counted?
A:	You may vote either “for” each nominee or withhold your vote. You may vote “for”, “against” or “abstain” on the proposals to amend the 2000 Equity Plan and 2000 Purchase Plan, and for ratification of the independent auditors.

If you abstain from voting on the 2000 Plan amendments, or on the auditors, it has the same effect as a vote against.

If you sign and return your proxy without voting instructions, your shares will be counted as a “for” vote in favor of each nominee and in favor of each proposal.

Q:	Where do I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second fiscal quarter of 2004. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (650) 628-7352 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the internet at www.info.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Q:	Why is EA amending the 2000 Equity Plan?
A:	We are amending the 2000 Equity Plan to increase the number of shares available. We want to ensure that there are approved sufficient shares for employees to participate in our 2000 Equity Plan. The Company believes it is essential to be able to grant stock options to new and existing employees in order to recruit and retain key talent.

Q:	Why is EA amending the 2000 Purchase Plan?
A:	We are amending the 2000 Purchase Plan to increase the number of shares available. The Purchase Plan permits the purchase of EA Class A common stock by employees of EA through payroll deductions and provides continuing opportunities for employees of EA to become stockholders.

Q:	Who will pay for this proxy solicitation?
A:	The Company has retained Georgeson & Company Inc. to solicit proxies from stockholders at an estimated fee of $8,000 plus expenses and EA will pay these costs. This fee does not include our costs of printing and mailing the proxy statements. Some of our officers and other agents may also solicit proxies personally, by telephone and by mail, and we will pay these costs as well. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Q:	Whom can I call with any questions?
A:	You may call Wells Fargo Shareowner Services at 1-800-468-9716 or www.wellsfargo.com/shareownerservices.

• 7 •

PROPOSALS TO BE VOTED ON

Proposals To Be Voted On

1.    ELECTION OF DIRECTORS

Nominee for election this year:

•	Gregory B. Maffei

Nominees for re-election this year are:

•	M. Richard Asher

•	William J. Byron

•	Leonard S. Coleman

•	Gary M. Kusin

•	Timothy Mott

•	Lawrence F. Probst III

•	Linda J. Srere

The Board recommends a vote for these nominees.

Mr. Maffei was appointed as a Director by the Board of Directors effective June 3, 2003. Each of the remaining nominees is presently a Director of the Company, and all nominees have consented to serve a one-year term.

2.    AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN

The 2000 Equity Plan, which initially was approved by the stockholders on March 22, 2000, continues EA’s program to provide equity incentives by granting options to employees qualified under the 2000 Equity Plan to purchase shares of the Company’s common stock. These grants are offered to assist the Company in recruiting and retaining qualified officers and employees of the Company and its subsidiaries and affiliates. Since its initial approval by the stockholders, the Company has reserved 17,700,000 shares of its Class A common stock for issuance under the plan.

This amendment would:

•	Increase the number of shares by 5,500,000 to a total of 23,200,000 shares of Class A common stock for issuance under the 2000 Equity Plan.

The Board recommends a vote for the amendment to the 2000 Equity Plan.

If you would like more information about the 2000 Equity Plan, a summary of its terms is included as Appendix A to this Proxy Statement.

3.    AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN

The 2000 Employee Stock Purchase Plan, which was approved by the stockholders on July 27, 2000, provides employees of EA with a convenient means of acquiring equity in the Company through payroll deductions. It also provides an incentive for continued employment. Since its initial approval by the stockholders, the Company has reserved 1,000,000 shares of its common stock for issuance under the 2000 Purchase Plan.

This amendment would:

•	Increase the number of shares by 150,000 to a total of 1,150,000 shares of Class A common stock for issuance under the 2000 Purchase Plan.

The Board recommends a vote for the amendment to the 2000 Employee Stock Purchase Plan.

If you would like more information about the 2000 Purchase Plan, a summary of its terms is included as Appendix B to this Proxy Statement.

4.    RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT AUDITORS

KPMG LLP has audited the financial statements of EA and its consolidated subsidiaries since fiscal year 1987. The Board, through its Audit Committee, has appointed them for fiscal year 2004. The Audit Committee and the Board believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board. Representatives of KPMG LLP will attend the meeting in order to respond to appropriate questions from stockholders, and may make a statement if they desire to do so.

Ratification of the appointment of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review their future selection of auditors.

• 8 •

THE BOARD OF DIRECTORS

Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and the stockholders.

The Board recommends a vote to ratify the appointment of KPMG LLP.

5.    OTHER BUSINESS

The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, Lawrence F. Probst III and Warren C. Jenson will vote, or otherwise act, in accordance with their judgment on such matters.

BOARD OF DIRECTORS

BIOGRAPHIES

M. RICHARD ASHER

DIRECTOR SINCE 1984

Mr. Asher, age 71, is presently an attorney and a consultant. He was a senior executive officer and CEO in the music and record business with CBS, Warner Brothers and PolyGram Records for over 25 years. Mr. Asher is a Director of several private companies and previously served as a Director for a number of public companies.

WILLIAM J. BYRON

DIRECTOR SINCE 1989

Mr. Byron, age 70, is currently self-employed. Previously Mr. Byron was President of Sanyo Electric Consumer Products Division and Vice Chairman of the Sanyo Fisher Corporation.

LEONARD S. COLEMAN

DIRECTOR SINCE 2001

Mr. Coleman, age 54, was appointed as a Director by EA’s Board of Directors effective June 1, 2001. He has been Senior Advisor to Major League Baseball since November 1999 and, from 2001 to 2002, Mr. Coleman was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman serves on the Board of Directors of Cendant Corporation and the following corporations which file reports pursuant to the Exchange Act: Owens Corning, The Omnicom Group, New Jersey Resources, H. J. Heinz Company, Churchill Downs and Aramark. Mr. Coleman is also a Director of several not-for-profit organizations including the Jackie Robinson Foundation of which he is the Chairman.

GARY M. KUSIN

DIRECTOR SINCE 1995

Mr. Kusin, age 52, is currently President and Chief Executive Officer of Kinko’s, Inc., a leading provider of document solutions and business services. From September 1998 to July 2001 he was the Chief Executive Officer of HQ Global Workplaces, Inc., a global leader in office outsourcing. In April 2002, HQ Global filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to September 1998, Mr. Kusin was co-founder and Chairman of Kusin Gurwitch Cosmetics, LLC and co-founder and President of Babbages, Inc.

• 9 •

THE BOARD OF DIRECTORS

GREGORY B. MAFFEI

DIRECTOR SINCE 2003

Mr. Maffei, age 43, was appointed as a Director by EA’s Board of Directors effective June 3, 2003. He has been Chief Executive Officer of 360networks Corporation, a broadband telecom service provider, since January 2000 and became Chairman in November 2002. Previously, Mr. Maffei was Senior Vice President, Finance and Administration and CFO of Microsoft Corporation. He joined Microsoft in 1993 and was named Treasurer in 1994 and Vice President, Corporate Development in 1995. He also served as Chairman of Expedia, Inc. from 1999 to 2002 and will continue to serve on their Board until July 31, 2003. Mr. Maffei serves on the Board of Directors of Starbucks Coffee and aQuantive.

TIMOTHY MOTT

DIRECTOR SINCE 1990

Mr. Mott, age 54, has been Chairman and CEO of All Covered, a provider of computer and network support and services since 2001. Mr. Mott is also the managing partner of Ironwood Capital, an investment company.

LAWRENCE F. PROBST III

DIRECTOR SINCE 1991

Mr. Probst, age 53, has been employed by EA since 1984. He has served as Chairman of the Board since July 1994, and Chief Executive Officer since May 1991. Previously Mr. Probst served as President from 1991 until 1998 and Senior Vice President of EA Distribution from 1987 to 1991.

LINDA J. SRERE

DIRECTOR SINCE 2001

Ms. Srere, age 47, was appointed as a Director by EA’s Board of Directors effective June 11, 2001. She is currently a Marketing and Advertising consultant. Previously, Ms. Srere was President of Young & Rubicam Advertising. Since 1994, Ms. Srere held many positions with Young & Rubicam Inc. (“Y&R”), including Vice Chairman and Chief Client Officer, Executive Vice President and Director of Business Development, Group Managing Director, and in 1997, was named Chief Executive Officer of Y&R’s New York office, becoming the first female CEO in the company’s 75-year history.

NUMBER OF DIRECTORS

At the meeting, stockholders will elect Directors to hold office until the next Annual Meeting. The Company’s Board currently has eight members. Mr. Maffei is nominated for election by the stockholders for the first time. The remaining seven Directors are nominees for re-election this year. Shares represented by the proxy will be voted for the election of the eight nominees recommended by EA’s management unless the Proxy is marked to “withhold authority” to so vote.

• 10 •

BOARD, BOARD COMMITTEES AND MEETINGS

BOARD, BOARD COMMITTEES AND MEETINGS

Our Board of Directors currently consists of eight Directors as described in Proposal 1, Election of Directors, comprised of seven independent Directors and the Chief Executive Officer.

The Board meets on a fixed schedule four times each year and also occasionally holds special meetings and acts by written consent. At each regularly scheduled meeting the independent members of the Board meet separately without management present, and a lead Director rotates in accordance with the preference of the independent Directors.

The Board currently has three committees, each of which operates under a charter approved by the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board amended the Audit Committee charter in February of 2003 (See Appendix C) and the Compensation Committee and the Nominating and Governance Committee Charters were adopted by the Board in February and May 2003 respectively. In accordance with the charters for each, and with current and pending regulatory requirements, all members of these Committees are outside independent Directors. During fiscal year 2003 each member of the Board of Directors participated in at least 75% of all Board meetings and Committee meetings held during the period for which he or she was a member. The Committee members are as follows:

Audit	Gary M. Kusin (Chair), M. Richard Asher and Timothy Mott (until July 1, 2003) and Gregory B. Maffei (as of July 1, 2003)

Compensation	M. Richard Asher (Chair), William J. Byron and Linda J. Srere

Nominating and Governance	Linda J. Srere (Chair), Leonard S. Coleman and Timothy Mott

The Audit Committee assists the Board in its oversight of the company’s financial reporting and other matters, and is directly responsible for the appointment, compensation and oversight of our independent auditors. See the Report of the Audit Committee below and the Amended Audit Committee Charter annexed as Appendix C to this Proxy Statement. The Audit Committee met ten times in fiscal 2003.

The Compensation Committee is responsible for setting the overall compensation strategy for the Company, for determining the compensation of the CEO and other executive officers and for overseeing the Company’s equity incentive plans and other benefit plans. See the Report of the Compensation Committee below. The Compensation Committee met six times in fiscal 2003 and also acts regularly by written consent.

The Nominating and Governance Committee has been reconstituted from a nominating function to a nominating and governance function this year. Accordingly, it is responsible for recommending to the Board nominees for election to the Board of Directors, for appointing Directors to Board committees and for reviewing developments in corporate governance, reviewing and ensuring the quality of the Company’s semi-annual Talent and Succession Plans, and recommending formal governance standards to the Board. Among the governance recommendations made to and adopted by the Board are the following: independent Directors meet regularly outside the presence of management, led by a rotating “lead” Director; the Board will conduct a self evaluation at least annually beginning this year, and each Director must submit his or her resignation for consideration by the Board upon reaching 75 years of age, upon 15 years of service on the Board, or upon a significant change in employment responsibilities. The Board also authorized the Committee to develop, for its consideration, a formal set of Governance Principles including those listed above. The Nominating and Governance Committee met once in Fiscal 2003 after reconstituting itself as the Nominating and Governance Committee. Prior to that time, the nominating functions were addressed by the entire Board of Directors.

• 11 •

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Mr. Probst, the Company’s Chief Executive Officer, is not paid additional compensation for his services as a Director. During fiscal 2003, compensation for non-employee Directors included the following stock and cash elements:

CASH COMPENSATION

•	$16,000 annual retainer

•	$1,200 for each Board meeting attended

•	$950 for each telephone Board meeting attended

•	$1,000 for each Committee meeting attended

•	$750 for each telephone Committee meeting attended

•	$1,000 per day, with the approval of the Board of Directors, to individual Directors for special assignments

STOCK COMPENSATION

Under the 1998 Directors’ Stock Option Plan, non-employee Directors receive an automatic grant of options to purchase 8,000 shares of Class A common stock upon re-election. New Directors receive a grant of 25,000 shares to purchase Class A common stock under the Directors’ Plan upon their election or appointment.

Under the Board Stock Ownership Guidelines, each non-employee Director is also required, within three years of 1998 or appointment, to own EA Class A common shares having a value of at least 3 years annual retainer.

An annual option grant to purchase 8,000 shares of Class A common stock under the Directors’ Plan was granted to each non-employee Director on August 1, 2002, the date of their re-election to the Board, at an exercise price of $58.82 per share.

Formerly, an annual option grant to purchase 2,500 shares of Class B common stock under the 2000 Class B Equity Plan was granted to each non-employee Director on the date of their re-election to the Board. On February 13, 2003, the Board resolved that all Directors would forfeit their Class B option rights as of the date of the Board meeting. The Board further resolved that the Board would not receive any further grants under the 2000 Class B Equity Plan, and amended that Plan accordingly.

Under the Directors’ and Equity Incentive Plans, non-employee Directors may elect to receive all or part of their cash compensation in the Company’s Class A common stock.

The material terms regarding the exercise price of options, vesting, changes in capital structure, assumption of options and acceleration of vesting and prohibitions on “repricing” under the Directors’ Plan are substantially similar to the terms of the Equity Incentive Plan, summarized in Appendix A to this Proxy Statement.

• 12 •

PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

This table shows how much EA common stock is owned by the Directors, certain executive officers and owners of more than 5% of the Company’s outstanding common stock, as of May 30, 2003.

Title of Class Common Stock	Name	Number of Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares in Class(3)

A	Montag & Caldwell, Inc.(4)	11,013,826	—	7.6

A	Janus Capital Management LLC(5)	9,542,759	—	6.5

A	Marsico Capital Management LLC(6)	7,353,449	—	5.1

A	Lawrence F. Probst III(7)(10)	423,096	1,371,200	1.2

A	M. Richard Asher	187,608	106,480	*

A	Timothy Mott(8)	152,296	106,480	*

A	William J. Byron	78,074	49,280	*

A	John Riccitiello(10)	18,391	228,500	*

A	Nancy L. Smith(10)	6,373	198,200	*

A	Gary M. Kusin	2,287	20,360	*

A	Leonard S. Coleman, Jr.	844	15,561	*

A	Don A. Mattrick(10)	716	231,424	*

A	Warren C. Jenson	557	78,000	*

A	Linda J. Srere	464	15,561	*

A	All executive officers and Directors as a group (17 persons)(9)(10)	903,993	3,316,875	2.9

*	Less than 1%

(1)	Unless otherwise indicated in the footnotes, includes shares for which the named person:

•	has sole voting and investment power, or

•	has shared voting and investment power with his or her spouse.

Excludes shares that may be acquired through stock option or warrant exercises.

(2)	Shares that can be acquired through stock option or warrant exercises within 60 days of May 30, 2003.

(3)	Represents the total of shares owned and shares that can be acquired through stock option or warrant exercises within 60 days of May 30, 2003.

(4)	Based on information contained in a report on Schedule 13F filed with the SEC on April 14, 2003. The address for Montag & Caldwell, Inc. is 3455 Peachtree Road, NE Suite 1200, Atlanta, Georgia 30326.

(5)	Based on information contained in a report on Schedule 13F filed with the SEC on May 15, 2003. The address for Janus Capital Management LLC is 100 Fillmore Street, Suite 300, Denver, CO 80206.

(6)	Based on information contained in a report on Schedule 13F as of March 31, 2003 filed with the SEC on May 14, 2003. The address for Marsico Capital Management LLC is 1200 17th Street, Suite 1300, Denver, CO 80202.

(7)	Includes 116,798 Class A common shares held in Mr. Probst’s grantor retained annuity trust.

(8)	Includes 20,328 Class A common shares held in trust for the benefit of Mr. Mott’s son for which Mr. Mott is the trustee.

(9)	In addition to the officers and Directors named in this table, five other executive officers are members of the group.

(10)	As of May 30, 2003, Mr. Riccitiello held 50,000 shares of Class B stock, Mr. Probst and Mr. Mattrick held 25,000 shares each and Ms. Smith held 10,000 shares, while all officers as a group held 225,000 shares of Class B stock. No EA Director holds Class B common stock. EA nominally holds 34 million Class B common shares as its retained interest in the Class B common stock. Ownership of Class B common stock by executive officers equals .5% (five tenths of one percent) of the total Class B stock on a fully allocated basis. Excluding EA’s retained interest percentage, executive officers own 99.99% (over ninety-nine per cent) of the outstanding Class B common stock. Voting rights for these shares equal 11,731 votes.

• 13 •

PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns in the period from March 31, 1998 through March 31, 2003, for the Company’s Class A common stock, Nasdaq Market Composite Index, JP Morgan H&Q Technology Index, the S & P 500 Index, the RDG Technology Index and the S & P Application Software Index, each of which assumes an initial value of $100.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of EA’s Class A common stock.

STOCK PRICE PERFORMANCE GRAPH

Information presented is as of the end of each fiscal year ended March 31st. This information shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

In July 2002, EA was added to the S&P 500 GICS Application Software sub-industry index. We have included both the S&P 500 and the S&P Application Software indices in our graph.

In previous years the Company has compared the performance of its common stock in its performance graph against the JP Morgan H&Q Technology Index. As of March 2002, the index was no longer published. The Company has selected the RDG Technology Index as a comparable replacement and has provided a comparison of the total returns of both the JP Morgan H&Q Technology Index and the RDG Technology Index for the applicable periods.

• 14 •

SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE

COMPENSATION OF EXECUTIVE OFFICERS

This table shows compensation information for the Company’s Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years. We refer to all of these officers as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Securities Underlying Options(#)	All Other Compensation($)(3)

Lawrence F. Probst III	2003	$696,535	$1,100,000	400,000	$810
Chairman and Chief	2002	611,023	985,000	350,000	810
Executive Officer	2001	594,535	212,885	320,000	990

Don A. Mattrick	2003	606,551	700,000	300,000	—
President, Worldwide	2002	507,660	614,000	325,000	—
Studios	2001	500,434	127,012	245,000	—

John Riccitiello	2003	598,030	650,000	400,000	810
President and Chief	2002	510,728	590,000	150,000	810
Operating Officer	2001	502,905	135,000	315,000	990

Nancy L. Smith	2003	431,458	425,000	125,000	810
Executive Vice President	2002	420,341	374,000	75,000	810
and General Manager of	2001	402,315	259,075	110,000	990
North American Publishing

Warren C. Jenson	2003	375,775	404,000	600,000	661,285(4)
Executive Vice President,
Chief Financial and
Administrative Officer

(1)	Includes base salary earned during fiscal year, pre-tax health care contributions, and for U.S. officers deferred compensation for Section 125 Flexible Spending Account and Dependent Care Account (if elected) and Section 401(k) Plan contributions and employer matching contributions.

(2)	Represents bonuses earned during the fiscal year.

(3)	Represents Company paid term life insurance premiums for the benefit of executive officers.

(4)	Prior to joining the Company during the fiscal year, Mr. Jenson received a $500,000 bonus as incentive to accept employment with EA. The amount above also represents $66,633 imputed interest income on a loan from EA (see “Certain Transactions” below), $60,533 temporary housing, $33,309 relocation expenses and $810 paid term life insurance premiums.

• 15 •

OPTIONS GRANTED

STOCK OPTION GRANTS

This table shows stock options granted to the Named Executive Officers during the last fiscal year. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains that would exist for the options at the end of their respective 10 year terms. This hypothetical gain is based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of their respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of EA’s common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

OPTIONS GRANTED IN FISCAL 2003

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in FY 2003(1)	Exercise Price Per Share(2)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Lawrence F. Probst III
Class A Common Stock	200,000(2)	2.9002	$62.63	10/07/12	$ 7,877,534	$19,963,218
	200,000(3)	2.9002	$62.63	10/07/12	$ 7,877,534	$19,963,218

Don A. Mattrick
Class A Common Stock	150,000(2)	2.1751	$62.63	10/07/12	$ 5,908,151	$14,972,414
	150,000(3)	2.1751	$62.63	10/07/12	$ 5,908,151	$14,972,414

John Riccitiello
Class A Common Stock	150,000(3)	2.1751	$58.96	05/09/12	$ 5,561,944	$14,095,058
	150,000(3)	2.1751	$62.63	10/07/12	$ 5,908,151	$14,972,414
	100,000(2)	1.4501	$62.63	10/07/12	$ 3,938,767	$ 9,981,609

Nancy L. Smith
Class A Common Stock	50,000(3)	0.7250	$62.63	10/07/12	$ 1,969,384	$ 4,990,805
	75,000(2)	1.0876	$62.63	10/07/12	$ 2,954,075	$ 7,486,207

Warren C. Jenson
Class A Common Stock	300,000(2)	4.3503	$61.63	06/24/12	$11,627,633	$29,466,704
	300,000(3)	4.3503	$61.63	06/24/12	$11,627,633	$29,466,704

(1)	The Company granted 6,896,118 Class A common stock options to employees in fiscal 2003.

(2)	Exercise price is equal to the fair market value on the date of grant. Options will first vest and become exercisable as to 24%, 12 months from vest start date and will then vest 2% on the first calendar day of each month thereafter for 38 months.

(3)	Exercise price is equal to the fair market value on the date of grant. Options under this grant vest in full and become exercisable 3 years from date of grant.

All option grants listed above were made pursuant to EA’s 2000 Equity Incentive Plan. The material terms regarding the exercise price of options, vesting, change of control, and prohibitions in “repricing” are summarized on Appendix A to this Proxy Statement.

• 16 •

OPTIONS EXERCISED

OPTIONS EXERCISED

This table shows stock option exercises and the number and value of unexercised stock options held by the Named Executive Officers during the last fiscal year.

FISCAL 2003 AGGREGATED OPTION EXERCISES AND MARCH 31, 2003 OPTION VALUES

	Number of Shares Acquired on Exercise	Value(1) Realized	Number of Securities Underlying Unexercised Options at March 31, 2003		Value of Unexercised In-the-Money Options at March 31, 2003(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence F. Probst III
Class A Common Stock	260,000	$13,723,593	1,446,600	793,400	$54,766,097	$5,289,129

Don A. Mattrick
Class A Common Stock	375,000	$15,610,401	190,624	647,700	$ 2,543,653	$4,742,622

John Riccitiello
Class A Common Stock	432,000	$18,297,351	189,700	581,700	$ 2,704,697	$2,667,622

Nancy L. Smith
Class A Common Stock	100,000	$ 4,644,528	230,200	211,800	$ 6,160,691	$1,205,802

Warren C. Jenson
Class A Common Stock	—	—	—	600,000	—	—

(1)	This number is calculated by:

•	Subtracting the option exercise price from the market value on the date of exercise to get the realized value per share, and

•	Multiplying the realized value per share by the number of shares underlying options exercised.

(2)	This number is calculated for common stock by:

•	Subtracting the option exercise price from the fair market value of the Company’s common stock at the close of business on March 28, 2003, ($59.79) to get the value per option, and

•	Multiplying the value per option by the number of shares underlying exercisable and unexercisable options.

• 17 •

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

In General – Class A

Electronic Arts has five equity incentive plans (excluding plans assumed by EA in a merger) under which its Class A equity securities are or have been authorized for issuance to employees or Directors: the 1991 Stock Option Plan, Directors’ Stock Option Plan, 1998 Directors’ Stock Option Plan, 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan all of which have been approved by our stockholders. The Celebrity and Artist Stock Option Plan has not been approved by the stockholders.

The following table gives aggregate information regarding grants under all equity incentive plans of the Company at the end of fiscal year 2003, including the 2000 Equity Incentive and Stock Purchase Plans which are proposed to be amended at the 2003 Annual Meeting as described in “Proposals To Be Voted On” and Appendices A and B.

Plan Category (1)	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)

Equity compensation plans approved by security holders (2)	23,325,813	$44.3779	3,253,004

Equity compensation plans not approved by security holders (3)	206,594	$25.8176	164,941

Total	23,532,407		3,417,945

(1)	The table does not include information for equity incentive plans we assumed in a merger with Maxis in 1997. At March 31, 2003, under the Maxis’ Stock Option Plans assumed in the merger, a total of 416,097 shares of Class A common stock were issuable upon exercise of outstanding options having a weighted average exercise price of $40.02; 11,188 shares remain available for future issuance under the plans. A total of 8,606 shares of Class A common stock were issuable upon exercise of option grants under the 1993 Maxis Plan having a weighted average exercise price of $4.09. The 1993 Maxis Plan has expired and no further grants may be issued under the plan. A total of 407,491 shares were issuable upon exercise of options under the 1995 Maxis Plan having a weighted average exercise price of $40.02. 11,188 shares remain available for future issuance under the 1995 Maxis Plan.

(2)	At March 31, 2003, under the 1991 Stock Option Plan there was a total of 8,514,303 shares of Class A common stock issuable upon exercise of outstanding options having a weighted average exercise price of $29.00; and under the Directors’ Stock Option Plan there was a total of 225,040 shares of Class A common stock issuable upon exercise of outstanding options having a weighted average exercise price of $13.76. The 1991 and Directors’ Stock Option Plans have expired and no further grants may be made under these plans. At March 31, 2003, under the 1998 Directors’ Stock Option Plan there was a total of 317,192 shares of Class A common stock issuable upon exercise of outstanding options having a weighted average exercise price of $44.47. 105,614 shares remain available for future issuance under the 1998 Directors’ Plan. At March 31, 2003 under the 2000 Equity Incentive Plan a total of 14,269,278 shares of Class A common stock were issuable upon exercise of outstanding options having a weighted average exercise price of $54.46 and 2,578,425 shares remain available for future issuance. Under the 2000 Employee Stock Purchase Plan at March 31, 2003 there were 568,965 shares remaining available for future purchases by our employees.

(3)	The Celebrity and Artist Stock Option Plan (“Artist Plan”) was adopted by the Board of Directors on July 22, 1994 and has been amended on May 27, 1997, October 16, 1997, May 13, 1998, September 1, 1998, and July 29, 1999. The Artist Plan was established as a plan to attract, retain and provide equity incentives to selected artists and celebrities associated with the Company and certain employees of companies providing services to EA and in which we hold a minority equity interest. The terms regarding the exercise price of options, vesting, changes in capital structure, assumption of options and acceleration of vesting, and prohibitions on “repricing” under the Artist Plan are substantially similar to the terms of the Equity Incentive Plan, summarized on Appendix A to this Proxy Statement. At March 31, 2003 under the Artist Plan there were a total of 206,594 shares of Class A common stock issuable upon exercise of outstanding options having a weighted average exercise price of $25.82 and 164,941 shares remain available for future issuance. This Plan expires on July 22, 2004.

• 18 •

EQUITY COMPENSATION PLAN INFORMATION

In General – Class B

The following table provides information as of March 31, 2003 about our Class B common stock that may be issued upon the exercise of options, warrants and rights under EA’s 2000 Class B Equity Incentive Plan which was approved by our stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)

Equity compensation plans approved by security holders(1)	2,122,447	(2)	$10.3133	0

Equity compensation plans not approved by security holders	0		0	0

Total	2,122,447		$10.3133	0

(1)	EA’s 2000 Class B Equity Incentive Plan was adopted by the Board of Directors on January 27, 2000, approved by the stockholders on March 22, 2000 and amended on February 6, 2002. On February 13, 2003 the Board amended the Class B Equity Plan to eliminate automatic grants to outside Directors and to reduce the number of Shares reserved and available for grant to zero and no further options or awards shall be made pursuant to the Class B Plan as of that date.
(2)	On February 13, 2003 the Board resolved that it was in the best interests of the Company and the stockholders to repurchase for cash all of the outstanding options to purchase shares of Class B common stock at a purchase price of fifty cents ($0.50) per option share. As of May 30, 2003, only 62,700 options under the Class B Plan are outstanding.

See also Note 10 to the Financial Statements included in EA’s Annual Report on Form 10(K) for the period ended March 31, 2003 for additional information about these plans.

CHANGE OF CONTROL AGREEMENTS

EA currently has no employment contracts with any Named Executive Officer or severance arrangements with respect to their resignation or termination of employment, except that outstanding options under the 2000 Equity Plan, including those held by executive officers, may immediately vest in connection with certain changes in control or ownership of the Company, unless the successor company assumes or replaces those options.

• 19 •

COMPENSATION COMMITTEE REPORT

The following is the Report of the Compensation Committee describing the compensation policies applicable to EA’s executive officers. This information shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Responsibilities and Composition of the Compensation Committee

During fiscal year 2003, the Compensation Committee consisted of Mr. Asher, Mr. Byron and Ms. Srere. None of these members is a current or past employee of EA or any of its subsidiaries, nor are any of them eligible to participate in any of the executive compensation programs of the Company except through automatic formulaic grants pursuant to the 2000 equity incentive plan. In addition, each meets the definition of “Outside Director” for the purposes of administering the compensation programs to meet the tax deductibility criteria under Section 162(m) of the Internal Revenue Code, and the definition of “independent” in the current and proposed rules of the NASDAQ national market.

The Compensation Committee reviews and approves the compensation philosophy and policies for EA’s executives and reviews the salaries, bonuses and stock incentives of each of the executive officers including the Chief Executive Officer. The Compensation Committee also administers the Company’s equity compensation plans and the bonus plan for executive officers and all significant or non-standard equity grants for other employees. In February 2003, the Board adopted a charter which reflects these responsibilities and which provides that all members must be independent as defined in the applicable regulations and listing standards.

Compensation Philosophy and Challenges

EA’s compensation philosophy for executives relies on two basic principles. First, a significant portion of each executive’s compensation should be in the form of equity to align the executive’s interests with those of our stockholders. Second, a significant portion of each executive’s cash compensation should be performance based and “at risk” varying from year to year, depending on EA and the individual meeting financial and other performance measures. For fiscal year 2003 the incentive plan payouts reflect the Company’s financial performance. We remain committed to our pay for performance philosophy which ensures that executive cash compensation will mirror the Company’s and the executive’s performance.

In the last fiscal year, notwithstanding the downturn of the economy generally, competitive recruiting efforts aimed at EA’s executives continued. EA’s leading and growing significant position within the entertainment industry makes us a prime target for recruiting of executives and key creative talent to assist in the consolidation that the interactive entertainment industry is experiencing.

We also continued to recruit for key talent and executives. Our competition for attracting and retaining talent encompasses primarily three broad industry segments: entertainment, high technology and consumer packaged goods. We have continued to build our senior management team and have been successful in attracting talent from our industry and other market segments to add management depth and experience to the organization. We continue to look at creative new methods using our compensation programs to successfully recruit new talent into the organization while maintaining parity with compensation of current key executives.

• 20 •

COMPENSATION COMMITTEE REPORT

Data Considered and Process Used

In fiscal 2003, EA’s Human Resources Department gathered executive compensation data from nationally recognized surveys for the multiple segments mentioned above and provided this data to the Compensation Committee. The data was compiled from numerous companies with median sales and growth approximately equal to those of the Company. The factors used to determine the participants in the survey included annual revenues, industry, growth rate and geography. Companies included in this data were from high technology (primarily software developers), entertainment and selected packaged goods companies as reference points. Sales growth and operating profit in particular were evaluated to ensure that the survey companies had a record of financial success. The companies in the compensation survey overlap considerably with the companies contained in the J.P. Morgan H&Q Technology and RDG Technology Composite indices. Additional companies included in the survey group were judged to be relevant because they compete for executive talent with EA. Other companies were excluded from the survey either because they were determined not to be competitive with EA for executive talent, or because compensation information was unavailable.

EA’s executive level positions, including the CEO, were matched to comparable survey positions and competitive market compensation levels to determine base salary ranges, target incentives and target total cash compensation. EA’s Human Resources Department participated in comprehensive surveys such as the IQuantic Equity Practices Survey for the High Technology Industry to assist in determining appropriate equity level compensation.

This competitive market data was reviewed by the Human Resources Department with the CEO for each executive level position, and with the Compensation Committee for the CEO and other key executives. In addition, each executive officer’s performance for the last fiscal year and objectives for the subsequent year are reviewed in written form. The Compensation Committee also considers each executive’s responsibility level and EA’s fiscal performance compared to objectives and potential performance targets for the subsequent year.

Executive Compensation

The Compensation Committee awards executive compensation in three components: base salary, cash incentive bonus and equity incentives. We generally review and, if appropriate, adjust executive compensation in October of each year.

Base Salary. For fiscal year 2003, executive officers’ base salaries were at the approximate 75th percentile of salary levels in effect for comparable positions with survey companies. In addition, the Compensation Committee considered each executive’s performance over the last year as reported by the CEO and the Executive Vice President of Human Resources, as well as each executive’s responsibility level. In fiscal year 2003, those eligible executives received an annual merit increase to their base salary during our October 2002 compensation review, including the Named Executive Officers except Mr. Jenson who had recently joined EA. The increases in “Salary” noted in the Summary Compensation Table above reflect increased contributions to our 401(k) Plan as a result of EA’s performance, and the effect of increases granted in the normal course in our October 2002 compensation review.

Incentive Bonus. Our annual incentive Bonus Plan remained the same for fiscal year 2003. The Committee assigned a target bonus to each executive officer (expressed as a percentage of that executive’s base salary), determined which portions of each executive’s target bonus are dependent on our financial performance and individual achievements and approved the overall mechanics and structure of the Bonus Plan.

Stock Options. In October 2002 the Committee made Class A stock option grants to certain executive officers including the CEO. See “Options Granted in Fiscal 2003” above. Stock options typically have been granted to executive officers when the executive first joins EA, in connection with a significant change in

• 21 •

COMPENSATION COMMITTEE REPORT

responsibilities, annually to provide incentives for continued performance and retention of employment and occasionally, to achieve equity within a peer group. The number of shares subject to each stock option granted to an executive officer was calculated to achieve a future value in unvested options equal to a multiple of each executive’s annual base salary assuming both growth and stock appreciation. All grants were made at fair market value on the date of grant and vest as described in the “Options Granted in Fiscal 2003” above.

In connection with consolidation of our online business with our packaged goods business, the Company made a tender offer for all outstanding Class B options issued under the 2000 Class B Equity Incentive Plan. Consistent with our policy of linking management’s performance with management compensation, all of our executive officers, as well as the members of the Board of Directors, forfeited their Class B options rather than tender them to the Company in exchange for the offer price.

Other. In June of 2002, we hired Warren Jenson as our Chief Financial Officer. As part of our efforts to recruit Mr. Jenson, we offered to loan him $4 million, to be forgiven over four years based on his continued employment. (See “Certain Transactions” below) While this offer and the associated loan was made prior to enactment of the Sarbanes-Oxley Act of 2002 and the prohibition on loans to executive officers, we reviewed this proposed arrangement in light of the then current environment and sensitivity to transactions with management. However, the environment for recruiting highly regarded and talented chief financial officers has been intensely competitive, and we believed that a competitive compensation offer tied to continuing service was significantly more beneficial to the Company than unrestricted cash payments.

Fiscal Year 2003 CEO Compensation

Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

The Compensation Committee increased the base salary for Mr. Probst in fiscal year 2003 by 3.2% to $650,000 per annum. Mr. Probst received a cash performance incentive bonus of $1,100,000 tied to the Company exceeding its fiscal year 2003 financial performance objectives. Mr. Probst’s total cash compensation in fiscal year 2003 increased by 11.9% from the prior fiscal year.

In October 2002 we approved two new stock option grants to Mr. Probst for a total of 400,000 shares of Class A common stock based upon the retention and incentive factors discussed above and taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Probst already owned as of September 2002. A grant of 200,000 shares will first vest and become exercisable 12 months from vest start date (24%), and will then vest 2% on the first calendar day of each month thereafter for 38 months. A grant of 200,000 shares will vest and become 100% exercisable three years from date of grant. The grants reflect our continuing policy to subject a substantial portion of his overall compensation each year to the market performance of the Company’s common stock and to maintain his option holdings at a level consistent with that for other chief executive officers of the survey companies.

• 22 •

AUDIT COMMITTEE REPORT

Tax Law Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. We have endeavored to structure our compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of flexibility and corporate objectives.

With respect to equity compensation arrangements, the Committee has structured its current stock option arrangements in a manner intended to achieve tax deductibility of such amounts. With respect to non-equity compensation arrangements, we have reviewed the terms of those arrangements most likely to be subject to Section 162(m).

Cash compensation in fiscal year 2003 for Mr. Probst, Mr. Mattrick, Mr. Jenson and Mr. Riccitiello slightly exceeded the Section 162(m) threshold. Although the excess will reduce the tax deduction available to EA, that reduction will not be significant and we believe that such payments were consistent with our pay for performance compensation philosophy.

While the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the only factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that we may, if consistent with our pay for performance philosophy described above, enter into compensation arrangements in the future under which payments are not fully deductible under Section 162(m).

COMPENSATION COMMITTEE

M. Richard Asher

William J. Byron

Linda J. Srere

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three non-employee Directors, each of whom in the opinion of the Board of Directors meets the current and pending independence requirements of the NASDAQ as well as the financial literacy standards of the NASDAQ. In addition, Mr. Maffei, who was appointed to the Board of Directors on June 3, 2003, will become a member of the Audit Committee as of July 1, 2003 (replacing Mr. Mott), and in the opinion of the Board of Directors, meets the criteria for a “financial expert” currently proposed by NASDAQ as well as the above-mentioned independence requirements.

The Audit Committee operates under a written charter. During the past year, the Sarbanes-Oxley Act of 2002 and regulations adopted by the SEC added a number of provisions to federal law to increase both the authority and responsibility of audit committees. To ensure continuing compliance with these new requirements and to further strengthen the performance of the Audit Committee, the Board of Directors amended the Audit Committee charter in February, 2003. A copy of the amended Charter is attached to this Proxy Statement as Appendix C. Related rules concerning audit committee membership and responsibility have been proposed by the NASDAQ and will become applicable to EA if and when they are finally adopted.

Primary responsibility for the preparation, presentation and integrity of the Company’s financial statements lies with management. EA’s independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles. The function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to EA’s accounting policies, internal controls and financial reporting. The Audit Committee

• 23 •

AUDIT COMMITTEE REPORT

reviews EA’s quarterly and annual financial statements prior to submission to the Securities and Exchange Commission (“SEC”); reviews quarterly financial statements prior to earning releases; reviews and evaluates the performance of the EA’s independent accountants; consults with the independent accountants regarding internal controls and accuracy of the Company’s financial statements; recommends to the Board of Directors the selection of the independent accountants; and assesses the independence of the independent accountants.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls. The Committee has also discussed with the Company’s independent auditors the overall scope and plans for their annual audit.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included below under “Fees of Independent Auditors” and the employment of former KPMG LLP employees by the Company is compatible with maintaining the independence of KPMG LLP.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing all of its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Committee recommended to the Board of Directors that the audited financial statements of the Company for the three years ended March 31, 2003 be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003. The Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2004.

Services Provided by the Independent Auditors

The Audit Committee is required to pre-approve the engagement of and engages KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company amended its procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP in May of 2003 to ensure compliance with the new Securities and Exchange Commission regulations regarding pre-approval of services. Prior to May 2003, the Audit Committee required pre-approval of all services considered to be non-routine in excess of $100,000 and had directed management to narrow its use of EA’s auditors for services other than audit and related services. Services subject to the new requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee.

• 24 •

FEES OF INDEPENDENT AUDITORS

Fees of Independent Auditors

The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

	Year Ended
Description of Fees	March 31, 2003	March 31, 2002

Audit(1)
-Worldwide audit fee	$ 922,000	$ 711,000
-Statutory audit fee	460,000	302,000
-Accounting assistance, SEC and foreign filings	345,000	89,000

Total audit fees	$1,727,000	$1,102,000

Audit-Related(2)
-Pension audit	$ 17,000	$ 17,000

Total audit related fees	$ 17,000	$ 17,000

Tax(3)
-Compliance	$ 246,000	$ 186,000
-Planning and Advice	70,000	614,000

Total tax fees	$ 316,000	$ 800,000

All Other Fees(4)	$ 0	$ 55,000

Total all other fees	$ 0	$ 55,000

Total	$2,060,000	$1,974,000

(1)	Audit Fees: This category includes the annual audit of our financial statements, (including required quarterly reviews of financial statements included in our Form 10-Q) and services normally provided by the independent auditors in connection with regulatory filings. This category also includes advice on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our registration statement filed in February 2003, periodic reports and other documents filed with the SEC and foreign filings.

(2)	Audit Related Fees: This category consists of fees related to audits of employee benefit plans.

(3)	Tax Services: This category includes services rendered for US and foreign tax compliance and returns, transfer pricing and technical tax consulting.

(4)	Other: In fiscal year 2003, no products or services were provided under this category.

The Audit Committee considered and determined that the fees for services other than audit and audit related services are compatible with maintaining our accountants’ independence.

The Audit Committee’s oversight function thus does not duplicate the activities of management or the independent accountants and does not provide an independent verification that management has employed appropriate accounting and financial reporting principles, or that appropriate procedures to ensure compliance with accounting standards and laws and regulations, or that the financial statements have been presented in accordance with generally accepted accounting principles, or that EA’s auditors are in fact “independent”.

AUDIT COMMITTEE

M. Richard Asher

Gary M. Kusin (Chairman)

Timothy Mott

• 25 •

OTHER INFORMATION

OTHER INFORMATION

CERTAIN TRANSACTIONS

Indebtedness of Management

On June 24, 2002, we agreed to loan Mr. Jenson $4,000,000, to be forgiven over four years based on his continuing employment. Two million dollars of the note will be forgiven after two years employment, and the remainder forgiven after four years. The loan does not bear interest. The entire balance of the loan is outstanding as of June 1, 2003.

In May and June 2000, the following executive officers entered into secured full recourse promissory notes to purchase EA’s Class B common stock under Restricted Stock Purchase Agreements: Mr. Riccitiello, $449,500; Mr. Mattrick, $224,750; Mr. E. Stanton McKee, Jr., $134,850; Mr. J. Russell (Rusty) Rueff, Jr., $134,850, and Mr. David Carbone, $44,950. The term of the notes is five years and the interest, set at a market rate as determined under guidelines set forth in the Internal Revenue Code and state statutes, is due and payable quarterly. In December 2002 and January 2003, Mr. Riccitiello, Mr. Mattrick, Mr. McKee, Mr. Rueff and Mr. Carbone paid in full all principal and interest owed under these notes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires EA’s Directors and executive officers, and persons who own more than ten percent of a registered class of EA’s equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of EA. We have adopted procedures to assist EA’s Directors and officers in complying with these requirements, which include assisting officers and Directors in preparing forms for filing.

To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended March 31, 2003, all Section 16(a) filing requirements applicable to our officers, Directors and greater than ten percent stockholders were complied with on a timely basis, except Mr. Mott who inadvertently omitted one transaction of a fund distribution in January 2002, in which he was a non-managing member. The omission was corrected by the reporting of this transaction on Form 4 filed September 2002.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If you want us to consider a proposal to be included in our 2004 proxy statement and proxy card, you must deliver it to the Company’s Corporate Secretary at our principal executive office no later than March 2, 2004. Unless a stockholder who wishes to bring a matter before the stockholders at the Company’s 2004 Annual Meeting of Stockholders, notifies the Company of such matters before May 17, 2004, management will have the discretionary authority to vote all shares for which it has proxies against such matter.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year a number of brokers with account holders who are EA stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to

• 26 •

REQUESTS TO THE COMPANY

participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office, or contact our Corporate Secretary at (650) 628-1500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

The Board does not know of any other matter that will be presented for consideration at the meeting except as specified in the notice of the meeting. If any other matter does properly come before the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

Ruth A. Kennedy

Executive Vice President, General Counsel and Secretary

REQUESTS TO THE COMPANY

The Company will provide without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan requested. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, California 94065—telephone number (650) 628-1500.

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APPENDIX A—GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

Appendix A

GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

History. The Company’s 2000 Plan was adopted by the Board on January 27, 2000, approved by the Company’s stockholders on March 22, 2000, and has been amended on August 1, 2001 and August 1, 2002. On April 10, 2001, the Board approved an Addendum to the 2000 Plan applicable to grants of options to employees who are residents of the United Kingdom. The terms of all options granted pursuant to the Addendum are similar in all material respects to nonqualified options granted under the 2000 Equity Plan except as described herein or as necessary or appropriate to comply with applicable United Kingdom laws.

The following discussion describes the terms of the 2000 Equity Plan. All numbers of shares and exercise prices have been adjusted to reflect a one share for one share stock dividend effected in September 2000.

Purpose. The purpose of the 2000 Equity Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options and Restricted Stock.

Administration. The 2000 Equity Plan provides that it may be administered by the Board or a committee of two or more Board members appointed by the Board, the (“Committee”). The Committee may delegate one or more officers of the Company the authority to grant awards under the Plan to Participants who are not Insiders of the Company. Other than as disclosed herein, members of the Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the 2000 Equity Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 2000 Equity Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees.

The members of the Compensation Committee received no compensation for administering the 2000 Equity Plan other than their compensation for attending Board and Committee meetings. The Company bears all expenses in connection with administration of the 2000 Equity Plan and has agreed to indemnify members of the Committee in connection with their administration of the 2000 Equity Plan.

Eligibility. Under the current 2000 Equity Plan, officers, employees, and Directors of the Company or any parent, subsidiary, or affiliate of the Company are eligible to receive option grants. Option grants under the 2000 Equity Plan to employees of Electronic Arts Limited and Electronic Arts Studio (UK) Limited, who reside in the United Kingdom are made pursuant to the UK Addendum, which places a limit on the aggregate exercise price of options granted to any optionee. At the last reported headcount on March 31, 2003, approximately 3,800 employees, including seventeen executive officers and Directors, were eligible to receive options under the 2000 Equity Plan. No optionee is eligible to receive option grants for more than an aggregate maximum of 700,000 shares in any calendar year, other than new employees of the Company, who are eligible to receive up to a maximum of 1,400,000 shares in the calendar year in which they commence their employment. An optionee may hold more than one option granted under the 2000 Equity Plan. Both incentive stock options (“ISO”), as defined in Section 422 of the Code and nonstatutory options (“NSO”) may be granted under the 2000 Equity Plan. The 2000 Equity Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NSOs granted under the 2000 Equity Plan.

Terms of the Options and the 2000 Equity Plan. Options may be granted under the 2000 Equity Plan until January 27, 2010. Subject to the provisions of the 2000 Equity Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the 2000 Equity Plan.

• 28 •

APPENDIX A—GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

Under the 2000 Equity Plan, non-employee Directors may receive a NSO to purchase 8,000 shares upon re-election. New Directors may receive a grant of 25,000 shares under the 2000 Equity Plan. Non-employee Directors may elect to receive all or part of their cash compensation in the Company’s Class A common stock.

The Committee from time to time may offer to an eligible person shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (which must be 100% of the Fair Market Value to a Ten Percent Stockholder), the restrictions to which the shares will be subject and all other terms and conditions of the award as determined in the 2000 Equity Plan.

Options granted under the 2000 Equity Plan must be exercised within ten years of the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a “Ten Percent Stockholder”) and an ISO granted under the Addendum must be exercised within five years of the option grant date.

Exercise Price: No Repricings. The Committee determines the exercise price of each option granted under the 2000 Equity Plan. The exercise price must be at least equal to the fair market value per share of the Company’s common stock on the date the option is granted, except that the exercise price of an ISO granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On May 30, 2003, the fair market value of the Company’s common stock (as determined by the closing bid price on the Nasdaq National Market on such date) was $68.54. Pursuant to an amendment approved by the Board of Directors in February 2002, to all of EA’s equity incentive plans, including the 2000 Equity Plan, the exercise price of outstanding options may not be reduced without stockholder approval.

To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Shares purchased under the Addendum must be paid for in cash. With respect to all other options under the 2000 Equity Plan as currently in effect, payment may be made in cash or by other specified forms of payment.

Termination of Options. Under the 2000 Equity Plan, if an optionee’s association with the Company is terminated for any reason other than death or disability, any outstanding option that was exercisable on the date of termination, may be exercised by the optionee within three months after termination (or such shorter or longer time as may be specified in the grant evidencing the option), but not later than the expiration of the option, except if an optionee is terminated for Cause, the optionee may not be entitled to exercise any option with respect to any shares whatsoever, after termination of service. A longer exercise period may apply in the event of termination of an optionee’s association with the Company because of the optionee’s death or disability.

Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the 2000 Equity Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company’s assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 2000 Equity Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company. Effective September 8, 2000, a stock dividend was paid in the form of one additional share for each outstanding share. Accordingly, the number of outstanding options and the exercise price payable per share, as well as the number of shares available for issuance under the 2000 Equity Plan as of September 8, 2000 was adjusted to reflect the dividend.

• 29 •

APPENDIX A—GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

Assumption of Options and Acceleration of Vesting. Under the 2000 Equity Plan, in the event of a Change of Control, the vesting of all options will accelerate and the options will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. In general, a “Change of Control” means a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation (with certain exceptions), or the sale of all, or substantially all, of the assets of the Company. The aggregate fair market value (determined at the time an option is granted) of stock with respect to which ISOs first become exercisable in the year of any such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs will be treated as NSOs.

TAX TREATMENT OF THE OPTIONEE

ISOs. In the case of ISOs, there is generally no tax liability at the time of grant or exercise. However, the excess of the fair market value of the stock on the exercise date over the option price is included in the optionee’s income for purposes of the alternative minimum tax. If the optionee holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares. An employee who exercises an ISO might also be subject to an alternative minimum tax.

If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a “disqualifying disposition”), the gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held by the optionee.

NSOs. The optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO. The included amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee’s salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

TAX TREATMENT OF THE COMPANY

The Company will be entitled to a deduction in connection with the exercise of a NSO by a domestic optionee to the extent that the optionee recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

Amendment and Termination of the 2000 Equity Plan. The Committee may amend or terminate the 2000 Equity Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that certain amendments may require the approval of the stockholders of the Company in accordance with applicable laws and regulations. No amendment of the 2000 Equity Plan may adversely affect any outstanding option or unexercised portion thereof without the Optionee’s written consent.

If an option granted pursuant to the 2000 Equity Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant under the Equity Plan.

• 30 •

APPENDIX B—GENERAL DESCRIPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

Outstanding Options Under the 2000 Equity Plan. 1,130,201 shares, as of May 30, 2003, had been issued pursuant to exercises under the 2000 Equity Plan by the Company’s optionees. 3,733 persons held NSOs under the 2000 Equity Plan to purchase an aggregate of 13,995,843 shares of common stock, with a weighted average exercise price of $54.6120 per share and there were 2,573,956 shares of common stock available for future grants under the 2000 Equity Plan.

An aggregate of 17,700,000 shares of the Company’s authorized common stock has been reserved for issuance upon the exercise of options to be granted under the 2000 Equity Plan.

Proposed amendment of the 2000 Equity Plan. At the meeting, stockholders will be asked to approve an amendment to the 2000 Equity Plan to increase by 5,500,000 the number of shares of the Company’s Equity common stock reserved for issuance under the Plan. None of these proposed shares have been granted or issued on the basis of such proposed approval.

Appendix B

GENERAL DESCRIPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

2000 Employee Stock Purchase Plan as Amended

History. The 2000 Purchase Plan was adopted by the Board on May 25, 2000, approved by the Stockholders on July 27, 2000 and was amended on February 13, 2003 to facilitate participation by employees of the Company moving to and from the United States and other countries. The following discussion describes the terms of the 2000 Purchase Plan.

Purpose. The purpose of the 2000 Purchase Plan is to provide employees of the Company with a convenient means of acquiring Class A common stock of the Company through payroll deductions, to enhance the employees’ sense of participation in the affairs of the Company and subsidiaries, and to provide an incentive for continued employment.

Administration. The 2000 Purchase Plan will be administered by the Board. The interpretation by the Committee of any provision of the 2000 Purchase Plan is final and binding on all participating employees.

Eligibility. All employees of the Company (including Directors who are employees), or any parent or subsidiary, are eligible to participate in the 2000 Purchase Plan except the following: (i) employees who are not employed by the Company on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; and (iv) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the 2000 Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary. At the last reported headcount on May 30, 2003, approximately 4,000 employees were eligible to participate in the 2000 Purchase Plan.

• 31 •

APPENDIX B—GENERAL DESCRIPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

Participation. Each offering of common stock under the 2000 Purchase Plan is for a period of one year (the “Offering Period”). Offering Periods commence on the first business day of March and September of each year. The first day of each Offering Period is the “Offering Date” for such Offering Period. An employee cannot participate simultaneously in more than one Offering Period. Each Offering Period consists of two six-month purchase periods (each a “Purchase Period”) commencing on the first business day of March and September. The last day of each Purchase Period is a “Purchase Date.”

Employees may participate in the 2000 Purchase Plan during each pay period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% or more than 10% of the employee’s base salary, wages, commissions, overtime, shift premiums and bonuses plus draws against commissions, unreduced by the amount by which the employee’s salary is reduced pursuant to Sections 125 or 401(k) of the Code. Eligible employees may elect to participate in any Offering Period by enrolling as provided under the terms of the 2000 Purchase Plan. Once enrolled, a participating employee will automatically participate in each succeeding Offering Period unless such employee withdraws from the Offering Period. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period but may only lower the rate of payroll deductions during the current Purchase Period. Not more than one change may be made effective during any one Purchase Period.

In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85% of the fair market value of a share of the Company’s common stock on the Offering Date or (b) the maximum number of shares set by the Board. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

Purchase Price. The purchase price of shares that may be acquired in any Purchase Period under the 2000 Purchase Plan is 85% of the lesser of (a) the fair market value of the shares on the Offering Date of the Offering Period in which the participant is enrolled or (b) the fair market value of the shares on the Purchase Date. The fair market value of the Class A common stock on a given date is the closing bid price of the Class A common stock on the immediately preceding business day as quoted on the Nasdaq National Market. On May 30, 2003, the closing bid price of the Company’s common stock was $68.54.

Purchase of Stock. The number of whole shares an employee may purchase in any Purchase Period is determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the 2000 Purchase Plan by the price per share determined as described above, subject to the limitations described above. The purchase takes place automatically on the last day of the Purchase Period.

Withdrawal. An employee may withdraw from any Offering Period at any time at least 15 days prior to the end of an Offering Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the Purchase Plan.

Termination of Employment. Termination of an employee’s employment for any reason, including retirement or death, immediately cancels the employee’s participation in the 2000 Purchase Plan. In such event, the payroll deductions credited to the employee’s account will be returned to such employee or, in case of death, to the employee’s legal representative.

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APPENDIX B—GENERAL DESCRIPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

Adjustment Upon Changes in Capitalization. The number of shares subject to any option, and the number of shares issuable under the 2000 Purchase Plan, is subject to adjustment in the event of a recapitalization of the Company’s common stock. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate and the Board may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

Tax Treatment of the U.S. Employed Participant. Participating employees in the U.S. will not recognize income for federal income tax purposes either upon enrollment in the 2000 Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating U.S. employee sells the shares, disposes of the shares by gift, or dies.

If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or are otherwise disposed of, including by way of gift (but not death, bequest or inheritance), within either the one-year or the two-year holding periods described above (in any case a “disqualifying disposition”), the employee will realize ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase was greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income. Ordinary income recognized by an employee upon a disqualifying disposition constitutes taxable compensation that will be reported on a W-2 form. We take the position that this income is not subject to withholding.

Tax Treatment of the non-U.S. Employed Participant. For participants residing outside the U.S., the Company will assess its requirements regarding tax, social insurance and other applicable taxes in connection with participation in the 2000 Purchase Plan. These requirements may change from time to time as laws or interpretations change.

Tax Treatment of the Company. The Company is entitled to a deduction in connection with the disposition of shares acquired under the 2000 Purchase Plan only to the extent that the employee recognized ordinary income on a disqualifying disposition of the shares. The Company treats any transfer of record ownership of shares, including transfer to a broker or nominee or into “street name,” as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the 2000 Purchase Plan.

Proposed amendment of the 2000 Employee Stock Purchase Plan. At the meeting, stockholders will be asked to approve an amendment to the 2000 Employee Stock Purchase Plan to increase by 150,000 the number of shares of the Company’s Class A common stock reserved for issuance under the Plan. None of these proposed shares have been granted or issued on the basis of such proposed approval.

• 33 •

APPENDIX C—AUDIT COMMITTEE CHARTER

Appendix C

ELECTRONIC ARTS BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER, AS AMENDED FEBRUARY 13, 2003

1. PURPOSE

The Audit Committee of the Board of Directors’ (the “Committee”) is charged with providing assistance to the Board of Directors (the “Board”) in fulfilling its responsibility to Electronic Arts Inc. (“EA”) and its stockholders in overseeing (a) management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of EA, including EA’s compliance with legal and regulatory requirements, (b) the independent auditor’s qualifications and independence, (c) the performance of EA’s internal audit function and independent auditors, and (d) the preparation of the report required by the rules of the Securities and Exchange Commission to be included in EA’s annual proxy statement.

It is not the role of the Committee to plan or conduct audits, to guarantee the accuracy or quality of EA’s financial statements or to determine that the financial statements are in accordance with generally accepted accounting principles and applicable laws and regulations. These are the responsibilities of management, the independent auditors and internal auditors. It is the responsibility of the Committee to maintain regular and open communication among the Directors, the independent auditors, the internal auditors, and the financial management of EA.

2. COMPOSITION OF THE COMMITTEE

The Committee will consist of not less than three independent Directors. To be considered “independent,” the member, and the compensation received by such member, must satisfy the requirements of all applicable laws and regulations relative to audit committee independence, including without limitation those of the NASDAQ Marketplace Rules and the Securities and Exchange Commission, as determined by the Board. The members of the Committee shall possess such degree of financial or accounting expertise as may be required by law or by the regulations of the Securities and Exchange Commission or the NASDAQ Marketplace Rules, as the Board of Directors interprets such qualification in its business judgment. Each appointed Committee member will be subject to annual reconfirmation and may be removed by the Board at any time.

3. RESPONSIBILITIES AND DUTIES

In carrying out its purpose, the Committee will have the following responsibilities and duties:

Appointment of the Independent Auditor. To the extent required by applicable law or regulation: (i) the Committee will be directly responsible for the appointment, compensation and oversight of the independent auditor (including the resolution of any disagreements between management and the independent auditor regarding financial reporting), (ii) the independent auditor shall report directly to the Committee, (iii) the Committee shall approve in advance all auditing services (including comfort letters and statutory audits) performed by the independent auditors, (iv) the Committee shall approve in advance all permitted non-audit services performed by the independent auditors and (v) all non-audit services to be performed by the independent auditor shall be disclosed. The Committee may delegate to one or more members of the Committee the authority to grant pre-approvals required by this subsection, and the decisions of the member to whom this authority is delegated shall be presented to the Committee at the next scheduled meeting of the Committee.

Annual Statement from the Independent Auditor. The Committee is responsible for obtaining from the independent auditor at least annually, a formal written statement delineating all relationships between the auditor and EA. The Committee shall be responsible for conferring with the independent auditor with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditor and for recommending to the Board of Directors such appropriate action as may be necessary to satisfy itself as to the qualifications, performance and

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APPENDIX C—AUDIT COMMITTEE CHARTER

independence of the independent auditor. To the extent required by law or regulation, the annual statement also shall describe: (a) the firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with any such issues.

Risk Assessment and Accounting Controls. The Committee will review with the independent auditors, EA’s internal auditor, and appropriate financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of EA, and guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and will elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

The Annual Audit. The Committee will meet with the independent auditors and financial management of EA to review the scope of the proposed audit plan for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

Review of Issues. The Committee will regularly review with the independent auditor any audit problems or difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and management’s response. In that regard, no officer or Director of EA, or any other person acting under the direction thereof, shall violate any law or regulation that prohibits fraudulently influencing, coercing, manipulating, or misleading any independent auditor engaged in the performance of an audit of the financial statements of EA for the purpose of rendering such financial statements materially misleading.

Hiring Policies. The Committee will set clear hiring policies for employees or former employees of the independent auditor consistent with statutory and regulatory requirements.

Related Party Transactions. The Committee will review and approve any related party transactions.

Complaint Procedures. The Committee will establish and maintain procedures for the (i) receipt, retention, treatment, process and disposition of complaints received by EA regarding accounting, internal accounting controls or audit matters, and (ii) the confidential, anonymous submission by employees of EA of concerns regarding accounting or auditing matters.

Internal Audit Function. The Committee will review the internal audit function of EA, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors. The Committee will receive as necessary notification of material adverse findings from internal audits and a progress report on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan.

Earnings Releases. The Committee will discuss earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, though this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and the Committee need not discuss in advance each earnings release or each instance in which EA may provide earnings guidance.

Review of Financial Statements. The Committee will discuss with management and the independent auditor the annual audited financial statements and the quarterly unaudited financial statements, including a discussion of all matters relevant thereto that are required to be discussed under any applicable law or regulation or that the Committee otherwise considers it desirable to discuss.

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APPENDIX C—AUDIT COMMITTEE CHARTER

Review of Additional Matters. The Committee will also review from time to time such additional matters as may be required by law or regulation, or that it deems advisable to review, including without limitation EA’s critical accounting policies and certifications by management of EA’s filings with the Securities and Exchange Commission.

Separate Meetings. Periodically, the Committee shall meet separately with management, with the internal auditor, and with the independent auditors.

Investigations. The Committee will investigate any matter brought to its attention within the scope of its duties to the extent and in such manner as it considers appropriate (including confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters). The Committee will discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding EA’s financial statements or accounting policies. EA will follow all provisions of law or regulation that prohibit discipline of or discrimination against employees who report what they reasonably believe to be violations of any law, rule or regulation applicable to EA.

Ethics Policy Compliance. The Committee will review compliance with EA’s Code of Conduct annually. To the extent required by applicable laws or regulations: (a) the Code of Conduct will continue to be applicable to senior financial officers of EA, including its chief financial officer, and its controller or principal accounting officer, and to persons performing similar functions; and (b) EA’s Code of Conduct shall continue to include such standards as are reasonably necessary to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by EA; and (3) compliance with applicable governmental laws and regulations.

Legal Compliance. The Committee will review compliance with EA’s legal compliance policies annually. The Committee will discuss with EA’s General Counsel legal matters that may have a material impact on EA’s financial statements or compliance policies.

Outside Advisors. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems appropriate. It may retain these advisors without seeking approval of the Board of Directors. EA will provide appropriate funding, as determined by the Audit Committee, for payment of the compensation of the independent auditor and of any advisors engaged by the Committee.

Access to Management. The Committee shall have full access to EA’s executives and personnel as necessary to carry out its responsibilities.

Review of Charter. The Committee will review the Committee Charter from time to time and at least annually and recommend any changes to the Board.

Reporting to the Board. The Committee will report to the Board on the major items covered at each Committee meeting. The Committee will review with the full Board of Directors any issues that arise with respect to the quality or integrity of EA’s financial statements, EA’s compliance with legal or regulatory requirements, the performance and independence of EA’s independent auditors, or the performance of the internal audit function.

Notwithstanding the foregoing, any action of the Committee may be subject to Board review and may be revised, modified or rescinded by the Board.

4. COMMITTEE MEETINGS

The Committee will meet as often as necessary to carry out its responsibilities and in any event at least quarterly. Meetings may be called by any Committee member and/or by the management of EA. A majority of the total number of members of the Committee will constitute a quorum at all Committee meetings and a quorum will be empowered to act on behalf of the Committee. Minutes of each meeting will be duly filed in EA records.

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ELECTRONIC ARTS INC.

209 REDWOOD SHORES PARKWAY

REDWOOD CITY, CALIFORNIA 94065-1175

(650) 628-1500

WWW.EA.COM

NASDAQ STOCK SYMBOL: ERTS

ELECTRONIC ARTS INC.

ANNUAL MEETING OF STOCKHOLDERS

July 31, 2003

2:00 p.m.

209 Redwood Shores Parkway

Redwood City, CA 94065

ELECTRONIC ARTS INC. PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS	proxy

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the “Company”), hereby appoints Lawrence F. Probst III and Warren C. Jenson, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of the Company to be held at the Company headquarters, 209 Redwood Shores Parkway, Redwood City, CA 94065 on July 31, 2003, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

See reverse for voting instructions.

COMPANY	#
CONTROL	#

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. CT on July 30, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/erts/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CT on July 30, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.
•	You will have the option to receive all future materials via the Internet.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Electronic Arts Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR All Nominees for Election and FOR Proposals 2, 3 and 4.

1. Election of Directors:	01	M. Richard Asher	05	Gregory B. Maffei	☐	Vote FOR	☐	Vote WITHHELD
	02	William J. Byron	06	Timothy Mott		all nominees		from all nominees
	03	Leonard S. Coleman	07	Lawrence F. Probst III		(except as marked)
	04	Gary M. Kusin	08	Linda J. Srere

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN	☐	For	☐	Against	☐	Abstain

3. AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN	☐	For	☐	Against	☐	Abstain

4. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☐	For	☐	Against	☐	Abstain

The undersigned hereby acknowledges receipt of (a) Notice of 2003 Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the year ended March 31, 2003.

Address Change? Mark Box ☐ Indicate changes below:	Date , 2003

Signature(s) in Box

Please sign exactly as your name(s) appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise) all persons must sign. If shares are held by a corporation, the proxy should be signed by the president or vice president and the secretary or assistant secretary. Fiduciaries who execute the proxy should give their full title.